Exhibit 99.2

Cleansing Material

1.	2027 Guidance

a.	Marketplace GOV of ~$2.65 billion

b.	Revenue of ~$575 million

c.	Adjusted EBITDA of ~$45 million

d.	Unlevered free cash flow of ~$35 million

2.	Additional 2026 Guidance

a.	Revenue of ~$535 million

b.	Unlevered free cash flow of ~$20 million

3.	Actioned $70 million of annualized savings ($45 million cash) through cost reduction program

4.	Attached material terms of (i) the Company’s most recent bona fide proposal to the ad hoc group and (ii) the ad hoc group’s most recent bona fide proposal to the Company

Summary of Ad Hoc Group & Company Proposals

		Ad Hoc Group Proposal *April 23, 2026*	**Company Proposal** *May 3, 2026*
New Money		• $50mm Equity Rights Offering ("ERO") backstopped by existing equity	• Credit Agreement to permit up to $50mm super-priority 1O indebtedness basket
Existing Stakeholders	**RCF**	• Commitment: $75mm (25% reduction) • Priority: Pari passu with Takeback Term Loan	• Commitment: $75mm (25% reduction) • Priority: Pari passu with 1O basket

	Term Loan	• Treatment: $225mm new Takeback Term Loan
		  ○ Maturity: ~2-year extension
		  ○ Rate: S + 6.50%
		• Equity: substantial pro forma equity ownership with actual ownership subject to ERO and Management Incentive Plan (“MIP”) dilution
			• Treatment: Lenders to exchange into 2O TL at 77.5¢
			  ○ Maturity: ~1-year extension
			  ○ Rate: S + 2.25% (same as existing 1L TL)
			• Equity: 12.5% of common equity in exchange for discount

	Equity	• Receives remaining minority equity interest plus TBD ownership from backstopped ERO, subject to MIP	• Maintains ownership of 87.5% of common equity
Other		• To be executed on an out-of-court basis	• To be executed on an out-of-court basis